Exhibit 2.2

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of September 10, 2007 (this “Agreement”), by and between EOIR Holdings LLC, a Delaware limited liability company (“Purchaser”), and [SHAREHOLDER], a ___________ (the “Shareholder”).

RECITALS:

WHEREAS, Purchaser, E-OIR Technologies, Inc., a Virginia corporation (“Company”), and Technest Holdings, Inc., a Nevada corporation (“Seller”), have entered into a Stock Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Purchase Agreement”), whereby Purchaser is purchasing from Seller, and Seller is selling to Purchaser, all of the issued and outstanding shares of the capital stock of Company (the “Transaction”), upon the terms, and subject to the conditions, set forth in the Purchase Agreement.  Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, the Shareholder is the record or beneficial owner of _______ shares of [the common stock] and _______ shares of [the preferred stock] of Seller (together with any shares of the common stock and preferred stock of Seller acquired by the Shareholder after the date hereof and prior to the termination of this Agreement pursuant to Section 7 below, whether upon the exercise of rights or otherwise, the “Shares”).

WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, Purchaser has required that the Shareholder enter into this Agreement.

WHEREAS, the Shareholder and Purchaser desire to set forth their agreement with respect to the voting of the Shares in connection with the Transaction upon the terms, and subject to the conditions, set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Vote.  The Shareholder agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 7, at any meeting of the holders of either or both of the common stock or preferred stock of Seller, however called, or in connection with any written consent of the holders of either or both of the common stock or preferred stock of Seller, the Shareholder shall vote (or cause to be voted) the Shares (a) in favor of:  (i) the Transaction and the transactions provided for in the Purchase Agreement and (ii) adoption and approval of the Purchase Agreement and of each of the other actions contemplated by the Purchase Agreement and (b) against the following actions (other than the Transaction and the transactions provided for in the Purchase Agreement):  (i) any extraordinary corporate transaction, such as a merger, consolidation, share exchange or other business combination involving Seller or Company, (ii) any sale, lease or transfer of a material amount of the assets of Seller or Company, or any reorganization, recapitalization, dissolution or liquidation of Seller or Company, (iii) any change in a majority or more of the Persons who constitute the Board of Directors of Seller or Company, or (iv) any other action or agreement involving Seller or Company, including any proposed amendment of the Company’s certificate of incorporation or bylaws which action, agreement or amendment results in the breach in any material respect by Seller or Company of any representation, warranty or covenant contained in the Purchase Agreement or which has the effect of impeding, interfering with, delaying, postponing, or impairing the ability of Seller or Company to consummate the Transaction or the transactions provided for in the Purchase Agreement.  Notwithstanding the foregoing, nothing contained herein shall be construed to require the Shareholder to take any action or fail to take any action that the Shareholder determines in good faith, after consulting with legal counsel, would be in violation of any applicable law or legal duty.  The Shareholder agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 7, the Shareholder shall not enter into any agreement or understanding with any Person to vote the Shares in any manner inconsistent herewith.

2.           Restriction on Transfer of Shares.  Subject to Section 3, the Shareholder agrees that it will not, prior to termination of this Agreement in accordance with Section 7, convey or otherwise transfer or dispose of any of the Shares or any of the Shareholder’s rights to, or interests in, the Shares, including the right to vote any of the Shares.

3.           Permitted Transfers.  Section 2 shall not prohibit a transfer of the Shares by the Shareholder to an affiliate, partner or member of the Shareholder or as a bona fide gift or gifts; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

4.           Representations and Warranties.  The Shareholder represents and warrants that it has the power to vote the Shares without restriction or limitation, that no other Person has any right to vote the Shares by agreement, by operation of law or otherwise, and that the Shares are not subject to any restriction, encumbrance or rights which would give any other Person the right or power to vote all or any of the Shares.

5.           Acknowledgment.  The Shareholder acknowledges that Purchaser has agreed to enter into the Purchase Agreement partially in reliance on the obligations herein of the Shareholder and that the Shareholder’s execution of this Agreement is a material inducement to Purchaser’s execution of the Purchase Agreement.  The Shareholder further acknowledges that damages may not be an adequate remedy in the event that the Shareholder breaches this Agreement, and that such a breach will cause irreparable harm to Purchaser for which there will be no adequate remedy at law.  Accordingly, Purchaser shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if the Shareholder shall refuse to comply with its obligations hereunder.

6.           Fiduciary Duties.                                           Notwithstanding anything herein to the contrary, Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or Seller, and the agreements set forth herein shall in no way restrict Shareholder in the exercise of his fiduciary duties as a director or officer of the Company or Seller or limit or affect any actions taken by Shareholder in his capacity as an officer or director of the Company or Seller.  Shareholder has executed this Agreement solely in his capacity as the record and/or beneficial holder of Shares.

           7.           Termination.  This Agreement shall terminate upon the earlier of (a) the time the requisite percentage of Seller stockholders affirmatively vote in favor of the Sale Proposal (as defined in the Purchase Agreement), either at the Seller Stockholder Meeting or by written consent in lieu of the Seller Stockholder Meeting or (b) the termination of the Purchase Agreement in accordance with its terms. This Agreement may be terminated at any time by mutual written consent of Shareholder and Purchaser.

8.           Binding on Successors.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the successors and assigns of the Shareholder and the successors and assigns of Purchaser.  No party hereto may assign any right or obligation hereunder to any other Person, except upon the prior written consent of the other party.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of laws.

10.           Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.           Entire Agreement.  The Purchase Agreement and this Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

PURCHASER:

EOIR HOLDINGS LLC

By: EOIR Holdings Management, LLC

By: _______________________
Name: Christopher C. Melton, Sr.
Title: Managing Member

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Signature Page to Voting Agreement

SHAREHOLDER:

[SHAREHOLDER]

By: __________________________
Title:__________________________

Signature Page to Voting Agreement

List of Signatories to Voting Agreement:

Gino M. Pereira
Robert Tarini
ipPartners Inc.
Southridge Partners LP
Southshore Capital Fund Ltd.
Southridge Investment Group LLC

Signature Page to Voting Agreement